TRANSCRIPT

06 - 24 - 2026

Worthington Enterprises

Fourth Quarter 2026 Earnings Call

TOTAL PAGES: 15

Worthington Enterprises

Fourth Quarter 2026 Earnings Call

CORPORATE SPEAKERS:

Marcus Rogier

Worthington Enterprises, Inc.; Treasurer and Investor Relations Officer

Joseph Hayek

Worthington Enterprises, Inc.; President and Chief Executive Officer

Colin Souza

Worthington Enterprises, Inc.; Chief Financial Officer

PARTICIPANTS:

Will Gildea

CJS Securities; Analyst

Brian Biros

Thompson Research Group; Analyst

Susan McLeary

Goldman Sachs; Analyst

Madison Callinan

Canaccord Genuity; Analyst

PRESENTATION:

Operator^ Hello everyone, thank you for joining us and welcome to the Worthington Enterprises Fourth Quarter Fiscal 2026 Earnings Call. After today's prepared remarks, we will host a question-and-answer session.

(Operator's instructions)

I will now hand the conference over to Marcus Rogier, Treasurer and Investor Relations Officer. Marcus, please go ahead.

Marcus Rogier^ Thank you, Paige. Good morning, everyone and thank you for joining us for Worthington Enterprises Fourth Quarter Fiscal 2026 Earnings Call. On the call today are Joe Hayek, our President and Chief Executive Officer, and Colin Souza, our Chief Financial Officer.

Before we begin, I'd like to remind everyone that certain statements made during today's call are forward-looking in nature and subject to risk and uncertainties that could cause actual results to differ materially from those expressed or implied. For more information on these risks and uncertainties, please refer to our earnings release issued yesterday after the market closed, which is available on the Investor Relations section of our website. Additionally, our remarks today will include references to non-GAAP financial measures.

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Reconciliations of these measures to the most directly comparable GAAP measures can also be found in the earnings release. Today's call is being recorded and a replay will be available later on our website at worthingtonenterprises.com. With that, I'll turn the call over to Joe for opening remarks.

Joseph Hayek^ Thank you, Marcus. Good morning, everybody. Add my welcome to this Worthington Enterprises Fiscal 2026 Fourth Quarter Earnings Call.

Fiscal 2026 was an important year for Worthington Enterprises. We delivered 20% sales growth, 9% of that was organic growth, and 12% adjusted EBITDA growth. We generated $170 million of free cash flow while successfully reducing SG&A as percentage of sales by 200 basis points.

We acquired and began the integration of both Elgen and LSI. These results demonstrate the strength of our portfolio, our strategy, and most importantly, our people. We achieved these results while navigating tariffs, global conflicts, supply chain challenges, and continued uncertainty around the health of the U.S. economy. Through it all, our business remained resilient and focused on serving our customers, a reflection of our talented and dedicated teams. To all my colleagues around the world, thank you. We have much to be proud of and even more to look forward to.

In the quarter, driven by great work across our teams, sales increased by 17% and organic growth was 3%. Net earnings increased to $48 million from $4 million a year ago. Adjusted net earnings were $48 million and adjusted EBITDA was $83.5 million.

Free cash flow was $55 million, our highest quarterly cash flow at Worthington Enterprises, despite elevated capital spending associated with our ongoing facility modernization project. While we were pleased with the quarter, our adjusted EBITDA and margin performance were impacted by two factors. Lower earnings from ClarkDietrich compared with a strong prior year quarter and margin pressure in our cooling and construction business which Colin will spend a few minutes on later.

All of our other only known value streams saw year-to-year growth and adjusted EBITDA during the quarter. Additionally, we believe the dynamics that created those headwinds for our cooling and construction business are more a timing issue than anything systemic. Our results reflect continued execution around the core pillars of our strategy.

Optimizing and growing Worthington as we deliver value to customers and leveraging the Worthington business system and its three growth drivers, innovation, transformation and acquisitions. Innovation remains the key driver of our organic growth strategy. Last quarter we discussed our ASME water tanks used for liquid cooling and data centers and momentum there continues to build.

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That business is a great example of how an innovation mindset creates entirely new opportunities for us. We shipped approximately $13 million of ASME tanks for data centers during fiscal 2026. We currently expect to ship at least that much in the first quarter of fiscal 2027.

Demand continues to grow and we're investing in additional equipment and capacity to support the opportunities we see ahead. Because we leaned in from an engineering, innovation and solutions development perspective, what began as a promising opportunity is increasingly becoming a growth platform for us. We innovate in emerging end markets to create opportunities for growth, but we also drive innovation into more mature markets where growth can be harder to achieve.

A great example is Balloon Time. The Balloon Time Mini continues to drive momentum in our celebrations business. We recently secured new placement in a majority of Walmart stores for that product as consumer adoption continues to grow.

During fiscal 2026, our teams continue to focus on productivity improvements across our network through transformation. These efficiency gains driven by automation and AI enabled technologies continue to help us drive growth and operating leverage and contributed to our 150 basis points reduction in SG&A as a percentage of sales in the quarter. The success we're having with 8020 and our water business has led us to launch a similar initiative in our camping gas and torch business and we're excited about the impact 8020 can have on those value streams.

Our acquisitions of Elgen and LSI are excellent examples of the type of strategic M&A we prioritize. Integration of both businesses is on track and we feel very good about their growth prospects and the expanded capabilities they provide us. Together, they strengthen our position across the building envelope and allow us to offer increasingly comprehensive solutions to our customers.

Worthington was founded in Columbus, Ohio more than 70 years ago. We've always believed that people are our most important asset. We were grateful in Q4 to be named the top workplace in Central Ohio for the 14th consecutive year, our second year as Worthington Enterprises.

We were also recognized as one of America's most charitable companies and one of America's most patriotic companies. Honors that reflect our commitment to our communities and to our people. We're particularly proud of those and that recognition this year as we celebrate America 250.

Several of our market leading brands are also celebrating significant milestones this year, a testament to the resilience, innovation and enduring relevance that defines our portfolio. Balloon Time is celebrating 40 years, Amtrol, 80 years and BernzOmatic, 150 years. As we enter fiscal 2027, we're operating from a position of strength.

We have leading brands, attractive end markets, a strong balance sheet, significant free cash flow generation and multiple avenues for growth. Most importantly, we have a talented team

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executing a proven strategy. We're excited about the opportunities ahead and we remain focused on creating long-term value for our shareholders.

I will now turn it over to Colin who will take you through some additional details related to our financial performance in the quarter.

Colin Souza^ Thank you, Joe. And good morning, everyone. Fiscal 2026 was our strongest year yet as Worthington Enterprises.

We delivered another year of increased adjusted EBITDA and adjusted EPS, outstanding free cash flow conversion, meaningful margin expansion across our wholly owned businesses and continued progress executing our growth strategy. While headwinds at ClarkDietrich and in our cooling and construction business caused fourth quarter results to decline modestly compared to last year's exceptionally strong Q4, the underlying earnings power of the company continues to strengthen. We delivered solid financial results in Q4 to finish fiscal 2026, reporting gap earnings of $0.97 per share compared to $0.08 cents per share in the prior year quarter.

Excluding restructuring and other non-recurring items in both periods, adjusted earnings were $0.97 cents per share compared to $1.06 per share in the prior year quarter. On a full year basis, we delivered gap earnings of $3.14 per share compared to $1.92 per share in the prior year. Excluding restructuring and other non-recurring items in both periods, adjusted earnings for fiscal 2026 increased 9% to $3.37 per share compared to $3.09 per share in the prior year.

Consolidated net sales for the quarter were $371 million, up 17% compared to $318 million in the prior year quarter. The increase was largely driven by recent acquisitions, which contributed $44 million in net sales for Q4, while organic growth was 3% year over year. For the full year, net sales were $1.4 billion, an increase of 20%, including 9% organic growth, while adjusted EBITDA increased 12% to 296 million.

Gross profit increased to $102 million compared to $93 million in the prior year quarter, reflecting the impact of higher net sales. Gross margin was 27.4% compared to 29.3% a year ago, reflecting less favorable product mix within building products, the purchase accounting impact of the inventory step-up at LSI, and inflationary cost pressures. We have implemented pricing actions and continue to execute other mitigation initiatives across the company to offset those cost increases.

Adjusted EBITDA was $83.5 million compared to $85.1 million in the prior year quarter, while adjusted EBITDA margin was 22.5%. The year over year comparison was impacted by lower equity income contributions from ClarkDietrich, which were down $7 million, and a particularly strong prior year comparison in our cooling and construction business. Turning to our cash flow and capital allocation, we remain focused on reinvesting in our business and pursuing strategic acquisitions while returning excess cash to shareholders via dividend and share repurchases.

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Capital expenditures totaled $16 million in the quarter, including $7 million related to our facility modernization project in consumer products. We returned capital to shareholders through $9 million in dividends and spent $18 million to repurchase 350,000 shares of our common stock. Our joint ventures continue to deliver strong cash generation, providing $35 million in dividends during the quarter, representing 90% of equity income.

Operating cash flow was $72 million in the quarter compared to $62 million in the prior year period, while free cash flow increased to $55 million from $49 million.

I want to spend another minute on free cash flow. Free cash flow remains one of our most important operating metrics. We managed the business with a deliberate focus on converting earnings into cash. That discipline was evident again this quarter as we delivered our strongest quarter of cash generation since becoming Worthington Enterprises. This performance reflects intentional efforts across our organization to optimize working capital, strengthen our balance sheet and improve cash conversion. For fiscal 2026, free cash flow totaled $170 million, representing a 102% conversion rate relative to adjusted net earnings.

Importantly, we achieved this result while funding elevated capital investments associated with our modernization project, which totaled $25 million during the year. We also received $30 million less in dividend distributions from ClarkDietrich compared to the prior year. We have approximately $16 million of modernization spend remaining and expect to complete the project by the middle of fiscal 2027. Thereafter, capital expenditure should return to more normalized levels, supporting continued strong cash flow generation going forward.

Turning to our balance sheet and liquidity, we closed the quarter with net debt of $278 million, resulting in a net debt to trailing adjusted EBITDA ratio of less than one time. Our leverage remains conservative and we maintain ample liquidity with a $500 million undrawn revolving credit facility at fiscal year-end, providing us significant financial flexibility to pursue both organic and acquisition driven growth opportunities.

Yesterday, our board of directors declared a quarterly dividend of 20 cents per share, an increase of 5% from the prior quarter, payable in September, 2026. Our demonstrated ability to consistently deliver strong free cash flow allows us to execute on our capital allocation priorities.

Let me now turn to our segment performance.

Building products, Q4 net sales grew 28% year over year to $245 million, up from $192 million in the prior year quarter. Growth was primarily driven by acquisitions, which contributed $44 million in net sales in the quarter. Excluding acquisitions, net sales increased 5% year over year on higher overall volumes.

Adjusted EBITDA for the quarter was $69 million compared to $71 million in the prior year quarter with an adjusted EBITDA margin of 27.9%. The slight decrease was primarily driven by lower equity income contributions and a less favorable mix in our wholly owned businesses.

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Specifically, ClarkDietrich's contributions were down approximately $7 million compared to Q4 last year, while the less favorable mix was largely driven by particularly strong demand in certain cooling related products in the prior year.

Let me spend a moment on the cooling and construction business.

The year over year comparison reflects a normalization following elevated demand associated with the industry's transition to A2L refrigerants in the prior year. While that created a difficult comparison in the current quarter, adoption of A2L products remains strong, and we feel good about the long-term outlook for the business and don't see this quarter's comparison as a structural change. Additionally, as new AC units and replacement units enter service, they will utilize A2L refrigerants supporting new sales and an attractive service and repair opportunity in the future.

In fiscal 2026, building products adjusted EBITDA increased approximately $27 million, or 13%, to $240 million, despite a $19 million decline in equity earnings from ClarkDietrich. The growing contribution from our wholly owned businesses, combined with our recent acquisitions, continues to improve the resilience and diversification of our earnings profile in positions as well as ClarkDietrich's end markets recover and ultimately return to historical norms. Within our wholly owned businesses, adjusted EBITDA increased 62% to $100 million during fiscal 2026, while adjusted EBITDA margin expanded 220 basis points to 11.7%.

We are particularly pleased with the early performance of our most recent acquisition, LSI, and continue to make good progress on integration initiatives at both LSI and Elgen. We are also continuing to leverage the Worthington business system of innovation, transformation, and acquisitions to create meaningful opportunities to accelerate growth across our building products platform over time.

In consumer products, Q4 net sales were $126 million, essentially flat compared to the prior year quarter. As higher average selling prices offset lower overall volumes. Adjusted EBITDA was $24 million and EBITDA margins were 19.2%, up from $21 million and 16.6% in Q4 last year. The improvement was driven by gross margin expansion and lower SG&A expenses. The quarter is a testament to the team's ability to bring innovative products to market while continuing to improve profitability through discipline execution and margin focused initiatives.

For fiscal 2026, consumer products net sales increased 4% to $520 million, while adjusted EBITDA increased 10% to $91 million, with adjusted EBITDA margin expanding approximately 100 basis points to 17.5%. The consumer products team achieved these results while navigating tariffs and supply chain uncertainty throughout the year. With a solid foundation in place and a growing funnel of future new products, we believe consumer products is well positioned to drive growth and build on its momentum as market conditions improve.

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While there are two discrete factors affecting the quarter, lower ClarkDietrich contributions and an unusually strong prior year comparison associated with A2L related demand in the cooling and construction business, we believe the trajectory of the business is very healthy. Both organic growth and cash generation are solid. As we enter fiscal 2027, we believe Worthington Enterprises is increasingly differentiated by four key attributes, a portfolio of market leading brands, expanding margins within our wholly owned operations, substantial free cash flow generation, and a balance sheet that provides significant flexibility for future growth investments.

Each of those attributes is stronger today than it was just a year ago, reflecting the continued evolution of the company in a business mix that is generating higher margins, improved cash flow, and greater earnings diversification. We believe those attributes position us exceptionally well to continue creating long-term shareholder value regardless of market conditions.

At this point, we're happy to take any questions.

QUESTION & ANSWER:

Operator^ We will now begin the question-and-answer session. Please limit yourself to one question and one follow-up.

(Operator's instructions)

Please stand by while we compile the Q&A roster. Your first question comes from the line of Will Gildea with CJS Securities. Your line is open.

Please go ahead.

Will Gildea^ Hi, good morning. Thanks for taking our questions.

Joseph Hayek^ Good morning, Will.

Will Gildea^ So in building products, for the first three quarters of fiscal year 26, strong mid-teens organic growth slowed to a still healthy 5% in Q4. You talked about the tough comp from A2L sales in the quarter. Are we lapping those comps for the next three quarters?

Just any more color on that dynamic would be helpful.

Colin Souza^ Yes, Will, good question. Just on building products, really good improvement, and we're really pleased overall on the wholly owned side, expanding margins 220 basis points. Just on the comparison, really getting to the A2L question, that is the largest component of the mixed comparison relating to kind of this quarter.

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And as we discussed previously, the prior year quarter benefited from particularly strong demand that the industry went through the A2L transition. And this impacted manufacturers, distributors, contractors. They all had to navigate this transition around A2L and build inventory.

And that level of demand did not repeat in the current year quarter, creating the difficult comparison this quarter. From an EBITDA standpoint, we would estimate that the impact was approximately $5 million relative to the prior year quarter. But importantly, this was primarily a comparison issue rather than a change in the underlying health of the business.

So we feel good about the broader profitability trends within cooling construction. And then just on the market, nearly all new residential equipment is now A2L, meaning every new installation grows the installed base for A2L. So over time, that installed base should support increasing purchasing that doesn't really exist meaningfully today.

And demand for refrigerant solutions remained healthy. And we view the results kind of this quarter primarily as a timing issue well associated with that transition. And from a comparison standpoint, those effects could continue over the next couple of quarters as the inventory associated with the A2L transition continues to normalize. And although the magnitude of those headwinds should moderate by Q2. So, hopefully that helps with just the comparison and moving forward.

Joseph Hayek^ And Will, the only thing I'd add is that all of the other value streams in building products, that's the JVs, and the value streams in consumer were actually up and showed growth in EBITDA relative to Q4 last year, which was a pretty strong quarter.

Will Gildea^ Yes, that is super helpful. Thank you. I just wanted to switch to the JVs.

Wave continues to perform well. The guidance from Armstrong was healthy. Looking at ClarkDietrich, we're kind of back to pre-COVID levels.

Can you talk about your level of confidence that the business is stabilizing or perhaps returning to growth in fiscal year 27?

Joseph Hayek^ Sure. Yes, you're spot on. ClarkDietrich's a great business.

They're a market leader. They're operating in a challenging environment. All that said, they're either very strong in data centers, which is helping with volumes, although that's a little bit lower profitability than some of their other value streams in their markets might be.

It was $22 million in equity earnings for the fiscal year. As Colin mentioned, it was down about $19 million from the prior year. We're pretty confident that's a trough for the business, and we see a bit of upside there with limited downside, assuming market conditions stay the way that they are, which is to say we're challenged.

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ClarkDietrich's very well-run. They continue to gain operational efficiencies, and they're really well-positioned to benefit and to grow when end-market conditions improve, which we certainly think will happen. We can't predict exactly when, but we know they will.

Will Gildea^ Thank you.

Operator^ Your next question comes from the line of Brian Biros with Thompson Research Group. Your line is open. Please go ahead.

Brian Biros^ Hey, good morning. Thank you for taking my questions today.

Joseph Hayek^ Brian, good morning.

Brian Biros^ Morning. On building products, the wholly owned saw good margin growth for the year, down in the quarter, as you mentioned, on mix and stuff, but still solid performance for the year. I think you've said long-term, the margin target for that is maybe 12% to 13%, so you're kind of just below that threshold. It rounds up to 12%, I guess. How do we think about that long-term margin target, which seems now achievable over the next few quarters?

Colin Souza^ Yes, thanks, Brian. Thanks for the question. The wholly-owned building products business has improved significantly, as you mentioned.

We're really pleased with performance over the course of the year, and this is where we've been layering on incremental acquisitions. So, we mentioned it earlier, but the wholly-owned building products business, EBITDA, increased 62% this year, $38 million to exclude the joint ventures, to $100 million. And even more impressive is the margin expansion, up 220 basis points in the year, compared to last fiscal year.

So we still feel pretty good about our targets there are operating consistently in a low-teams and EBITDA margin, and we think we've got a good chance to get there over the coming years and stay there, and then we'll evaluate and go higher from there.

Brian Biros^ Got it. And then, follow-up, I guess, you added a new board member yesterday, Brad Southern, formerly of Louisiana Pacific. Great addition in our view.

We have a lot of respect for the Louisiana Pacific team. I'm curious how that background of a residential building product and siding and OSB, mostly R&R-focused, homebuilder, contract-driven products, how you can leverage that at the board level for Worthington. So if any thoughts on that addition would be appreciated.

Thank you.

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Joseph Hayek^ Sure. So I would first say we have a terrific board of directors. It's been that way for a long time, and it's gotten even better and more focused as we have grown into our shoes as Worthington Enterprises.

Brad is a fantastic addition. As you mentioned, he was the chair and CEO of Louisiana Pacific. He's got great and deep kind of operating experience.

He's a real culture guy. He's incredibly smart and strategic and thoughtful. And we think there are lots of ways that he will benefit both our board and the company.

And so, it wasn't one thing specifically Brian, but the opportunity to add somebody like him, having just retired from being a sitting CEO several months ago was really something that we were excited about. And we're very grateful that he was willing to spend time with us and join the board. So yes, we're pretty excited about that, what that will mean for us.

And he fits in really well with the rest of our board, which is populated with very strategic, very experienced and dedicated folks. So we're very lucky with respect to our board and we think it got better yesterday.

Brian Biros^ That’s good to hear, a nice addition. Thank you.

Operator^ Your next question comes from the line of Susan McLeary with Goldman Sachs. Your line is open. Please go ahead.

Susan McLeary^ Thank you. Good morning, everyone. My first question is -- good morning.

My first question is turning to the consumer product side. You mentioned that you're seeing some continued nice momentum with Balloon Time Mini. Can you just talk about how these new products and the innovation are driving some of the revenue streams in that part of the business?

And then I guess also within that, when you think about this macro and obviously the increased uncertainty in the inflation, how do you think that that will drive benefits for you, just given your exposure to some of these smaller type of consumer products?

Joseph Hayek^ Sure. So that's a really good question. And Susan, consumer products for us is actually a mix of products, right? That are used by contractors or by DIYers and consumers. We segment the businesses more based on where people buy those tools and products by what they are. And so many of our value streams in consumer are geared towards contractors and pros and those value streams demand has tended to look a little more like what we're seeing in building products, which is pretty stable conditions with some growth.

Then our more traditional consumer categories, a lot of those products are used to elevate experiences. They come at a relatively low cost or they serve as an alternative to more expensive options that people have. And so, as a result, demand has been and continues to be pretty

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resilient, certainly more so than you might see across a broader consumer discretionary spending metric.

We certainly saw that again in the quarter and in the fiscal year. I mean, keep in mind that tariffs were in place all year, but the consumer products team delivered, I think, 4% sales growth and 10% EBITDA growth for the full year in what a lot of people would probably consider to be a mixed environment. And I think the nature of just your question is that's really because of innovation.

And innovation is how we drive organic growth and margins in newer end markets, as we talked about on the ASME data center side, but also in more established mature markets like Balloon Time and the Balloon Time Mini. And I would also suggest that innovation is really what sets us apart. And we're seeing pretty stable growth in a lot of those consumer markets, in the face of these tariffs and supply chain uncertainties, and it's really because of innovation.

And we're really excited about the pipeline of new products that we've got that are scheduled to launch and hit the market later in our fiscal year, 2027. There's been a lot of great work done by our teams, and I think our customers and their customers will really appreciate how we're elevating the experiences that these products enable. And it kind of adds importantly to us, that team continues to develop expertise and muscle memory around NPD and product launches, and they're having successes. So, we think that goes really well for this year, but beyond as well when we think about innovation, because that really is the core driver for us of organic growth.

Susan McLeary^ Okay, that's great color, Joe. Thank you for all of that. And then turning to the price cost side, I think you mentioned in your prepared remarks that you have implemented pricing across the business. Can you just talk a bit more about that pricing and how we should think about it relative to the inflation that you are anticipating coming through the business?

Colin Souza^ Sure. Yes, thanks, Susan. So I did mention, we experienced some inflationary pressures across a number of areas, and these were in commodities like steel, aluminum, brass, and then freight and diesel among other inputs.

They're not isolated. Those pressures were not isolated to any single business or product category. It did vary throughout the portfolio. But as we've discussed, we have implemented pricing actions. Some of those were announced broadly. Some of them are more adjustments to existing contracts or adjustments to contracts or we'll reprice when we've won some new business or new contracts.

But overall, we have a disciplined price risk capability, and we're always looking to manage a balanced position on the supply and demand side. And so as new volume comes up, right, or new customer awards on the commercial end, we're factoring those higher input costs in and increasing our margin certainty and reducing margin volatility. So, we don't really sell products that are a spread above a base price or anything like that. We're selling products that provide solutions. And so we don't expect some of the material cost inputs to really whip around on the

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margins. And that's really the discipline around the price risk and the strong portfolio products that we have. So, nothing that we feel good about the actions we've taken on some of these pressures moving forward.

Joseph Hayek^ Yes, and Susan, the only thing I'd add is, because I'm sure you're seeing this and talking about it with people is the steel market. The market is tight. Lead times are extended at a lot of the mills.

Prices have moved up. That creates markets where we actually really sort of shine. Our purchasing and supply chain capabilities and those teams are really, really good at what they do.

And so it creates a competitive advantage for us. It's certainly a bit more difficult to deal with than if the world was awash in cheap steel. But for us, it creates opportunities to set ourselves apart and to take share because we're able to do what we do very well on the procurement and on the raw material side.

Susan McLeary^ Okay, yes, that's great, color. Thank you both and good luck with the quarter.

Colin Souza^ Thank you.

Operator^ (Operator Instructions). Your next question comes from the line of Brian McNamara with Canaccord Genuity. Your line is open.

Please go ahead.

Madison Callinan^ Good morning. This is Madison Callinan. Hey, guys.

Joseph Hayek^ Sorry, good morning, Madison.

Madison Callinan^ You’re all good. Can you give any additional color on the total opportunity in dollars and data centers and which of your businesses, whether it be LSI, Elgen, Wave, or water has the most upside in data centers? Thanks, guys.

Joseph Hayek^ Sure. Madison, great question. We really think about data center and opportunities there in a couple ways.

Data centers are commercial buildings. And so, a lot of our businesses naturally participate in that activity that includes Wave, that includes ClarkDietrich, that includes Elgen, that includes LSI, and that includes portions of our water business. All of those value streams provide solutions and products and support construction and the operation of those data centers.

And so it is absolutely an important area of growth. And I will tell you that we continue to see additional opportunities. More specifically to our water business, the ASME water tanks that we

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manufacture are increasingly becoming a critical component of the liquid cooling systems that are being deployed to support the next gen computing infrastructure. And that's a separate opportunity from a building itself and one that's really grown rapidly for us just in the last several quarters. We mentioned earlier, we shipped $13 million into data centers on the ASME side in '26. We'll ship at least that much in Q1 of '27.

But if you take a step back, it can be up to two years between the announcement of a data center and when you'd see liquid cooling units installed. So there's a real lag from when you would see something in the media to when the revenue opportunity for us might materialize. And the other thing that to keep in mind is that the market has only very recently started transitioning from air-cooled data centers into liquid cooling. So, this truly is an emerging end market. And we use this as a multi-year growth opportunity and we're really excited. It gets hard to put a finger on how high is up for us in this market, but we've actually been pretty thoughtful in our approach.

We are investing, mentioned that earlier. We're making many of these tanks, but we've also cultivated a network of partners who have real competencies in manufacturing certain tank sizes and configurations. So in those situations, we'll provide the engineering expertise and we'll partner with them on the manufacturing side.

We believe thinking about it this way kind of keeps our overall capital investment low relative to the revenue and profitability opportunity the market presents. We absolutely think that the business can and will grow significantly from current levels if we're successful and we execute. But we really think that we're in a great position to become one of the default solution providers to a host of integrators when it comes to liquid cooling, which is going grow rapidly in the coming quarters and years.

Our teams have really come from answering the question, can you build this to more really participating in the design phase of these projects and then guiding our customers to designs that are innovative and effective, but they're also scalable. And to take it back to the other value streams there, we're involved in data centers in a lot of different areas. And so we think we have a real opportunity to cross sell or introduce other product lines and value streams into the ecosystem.

The slightly tricky part about the other businesses is because a lot of times those products move through distribution or through contractor channels, which are the ultimate end use, isn't always visible to us. And so it's harder to quantify total data center across the portfolio. All that Pam said, it's a very significant market. It's probably for a lot of our value streams, small, but growing rapidly. And we think there's a lot to go.

Madison Callinan^ Great, that's very helpful. And then the stock is indicating down today and would be down a couple of quarters in a row on earnings if this holds. What's the market missing and what do you think you're not getting enough credit for?

Thank you.

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Joseph Hayek^ Well, that's a really good question. I think that we're still a little new as Worthington Enterprises. And I know that we probably aren't the easiest, most plain vanilla company to model.

But when we have conversations and when people I think understand the story, understand really the true potential earnings power of the business, they tend to kind of understand it. And we have different conversations. I don't certainly want to comment on stock price moves or anything else other than to say that when we think about our fiscal 2026, we think about it as a really sort of strong year and a year that sets the table for even kind of more growth ahead.

We say this all the time internally that we have a lot to be proud of. But if you think about the innovation engine that we have, you think about the ability that we have to continue driving growth through strategic acquisitions. You think about one of the things that Colin talked about is our real increasingly important and powerful cash flow generation engine.

That's going to set us up really well to be able to take advantage of the growth opportunities that we see. And as markets recover, we're really well positioned.

Madison Callinan^ Great. Thank you. Thank you.

Operator^ There are no further questions at this time. I will now turn the call back to Joe for closing remarks.

Joseph Hayek^ Thank you. And thanks everybody for joining us this morning. Certainly, look forward to being with everybody again soon.

Have a wonderful 4th of July and celebrate with people that you love and have a great time and be safe. Thank you.

Operator^ This concludes today's call. Thank you for attending. You may now disconnect.